Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL ACQUIRES CROSSTEX INTERNATIONAL

…Extending its Infection Prevention and Control Strategy into the Dental Arena

LITTLE FALLS, New Jersey – August 3, 2005 … CANTEL MEDICAL CORP. (NYSE: CMN), as part of its strategic plan to expand its infection prevention and control business, has acquired Crosstex International, Inc., a leading manufacturer and reseller of single-use infection control products used broadly in the healthcare arena, principally in the dental market.  As a result of the acquisition, Crosstex became a wholly-owned subsidiary of Cantel on August 1, 2005.  For its fiscal year ended April 30, 2005, Crosstex reported revenues of approximately $47.4 million and pre-tax income of $6.3 million.  After adjusting for the shareholders’ non-recurring compensation, pre-tax income would be $9.0 million.  The acquisition is expected to be mildly accretive in Cantel’s 2006 fiscal year with more significant accretion in fiscal 2007.  The purchase price, which is subject to adjustment for the net asset value at July 31, 2005, was $74.2 million, comprised of $67.4 million in cash and 384,821 shares of Cantel stock (valued at $6.8 million).  In addition there is a further $12.0 million potential earnout payable to the sellers of Crosstex over three years based on operating results.  Each of the three principal executives of Crosstex, Richard Allen Orofino, President, and Executive Vice Presidents, Gary Steinberg and Mitchell Steinberg, has entered into a three-year employment agreement.

Crosstex, a privately-owned company founded in 1953, has its headquarters and major manufacturing operations in Hauppauge, New York, with other manufacturing and distribution facilities in Pennsylvania, California and Georgia.  Sold throughout the world, Crosstex branded and private label products include patient towels and bibs, sterilization pouches and accessories, face masks, eyewear, disinfectants and deodorizers, germicidal wipes, hand care products, gloves, sponges, cotton products, needles and syringes, scalpels and blades, containers, saliva evacuators and ejectors.  For further information, visit the Crosstex web site at www.crosstex.com.

Mr. James P. Reilly, President and Chief Executive Officer of Cantel, stated, “We continue to pursue our strategy of acquiring branded niche leaders and expanding in the burgeoning area of infection prevention and control.  Within the dental industry, the Crosstex brand name has long been recognized as a leader for innovative products and outstanding service.  Demand for Crosstex products continues to rise with the growth in preventative and cosmetic dental procedures, increased public awareness and expanded industry guidelines for protective clothing, face masks, gloves, and sterilization equipment.  With the termination of our Canadian distribution agreements with Olympus next year, Crosstex will not only accelerate our transformation into a pure-play infection prevention and control company, but will provide us with a significant platform upon which to build.  Given its sterling reputation, seasoned management, and quality branded products, we are delighted to add Crosstex to the Cantel family.”

Mr. Richard Allen Orofino, President of Crosstex, commented, “We have built Crosstex over the past fifty years as a family business and we expect to continue growing with our proven formula for success.  However, with so many opportunities in our sights, we believe Cantel is the perfect partner to aid us in accelerating our growth plans.  There is a wonderful cultural fit between our companies and we are excited to take Crosstex to the next level in our partnership with Cantel.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens. Cantel also sells scientific instrumentation products and provides technical maintenance services for its products.

For further information, visit the Cantel web site at www.cantelmedical.com.

Cantel will hold a conference call to discuss the acquisition on Wednesday, August 3, 2005 at 4:00 p.m. Eastern Time. Participants on the call will include Charles M. Diker, Chairman; James P. Reilly, President and CEO; Andrew A. Krakauer, Executive Vice President and COO; Craig A. Sheldon, Senior Vice President and CFO; Eric W. Nodiff, Senior Vice President and General Counsel; and Seth R. Segel, Senior Vice President – Corporate Development.

To participate in the conference call, dial 877-407-9205 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Wednesday, August 3 at approximately 6:00 p.m. through midnight on August 10, by dialing 877-660-6853 and using pass code # 286 and conference ID #163833.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=93107. A replay of the webcast will be available on Vcall for 30 days.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.